Exhibit 5.1

King & Spalding LLP
1l80 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone: 404/ 572-4600
Fax: 404/572-5100
www.kslaw.com
December 7, 2010
Cooper Industries plc
Cooper B-Line, Inc.
Cooper Bussmann, LLC
Cooper Crouse-Hinds, LLC
Cooper Industries, Ltd.
Cooper Lighting, LLC
Cooper Power Systems, LLC
Cooper Wiring Devices, Inc.
Cooper US, Inc.
     c/o Cooper Industries plc
     600 Travis, Suite 5600
     Houston, Texas 77002
          RE: Cooper US, Inc. Senior Notes Offering
Ladies and Gentlemen:
     We have acted as counsel for Cooper Industries plc, an Irish company (“Cooper Parent”), and Cooper US, Inc., a Delaware corporation (“Cooper US”), in connection with the registration under the Securities Act of 1933, as amended of (a) $250,000,000 aggregate principal amount of Cooper US’s 2.375% Senior Notes due January 15, 2016 and (b) $250,000,000 aggregate principal amount of Cooper US’s 3.875% Senior Notes due December 15, 2020 (collectively, the “Notes”) pursuant to a Prospectus Supplement dated December 2, 2010 (the “Prospectus Supplement”). The Notes are fully and unconditionally guaranteed (the “Guarantees”) by Cooper Parent, Cooper Industries, Ltd., Cooper B-Line, Inc., Cooper Bussmann, LLC, Cooper Crouse-Hinds, LLC, Cooper Lighting, LLC, Cooper Power Systems, LLC and Cooper Wiring Devices, Inc. (the “Guarantors”).
     The Notes are to be issued under an indenture among Cooper Parent, Cooper US and Deutsche Bank Trust Company Americas as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture and a Second Supplemental Indenture, each among Cooper US, the Guarantors and the Trustee, and each dated as of the date hereof (such indenture, as so amended and supplemented, the “Indenture”). We have examined the Indenture and Notes, and have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of Cooper US and the

Cooper Industries plc
December 7, 2010

Guarantors, such certificates of public officials, officers of Cooper US and the Guarantors and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.
     We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture and the Notes have been duly authorized by all requisite action by the parties thereto, that the Indenture and the Notes have been duly executed and delivered by the parties thereto and that the Indenture will be a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.
     For purposes of our opinions, we have assumed that (a) Cooper Parent and Cooper Industries, Ltd. are validly existing and in good standing under the laws of their respective jurisdictions of organization and have all requisite power and authority to enable them to execute, deliver and perform the Indenture and the Notes, (b) such execution, delivery and performance will not violate the law of Ireland or Bermuda, as applicable, or any other applicable laws (excepting the law of the States of New York, the corporate laws of the State of Delaware and the federal laws of the United States), and (c) such execution, delivery and performance do not and will not constitute a breach or a violation of any agreement or instrument that is binding upon, or the organizational documents of, Cooper Parent or Cooper Industries, Ltd.
     The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware (which includes the Delaware General Corporation Law, the Delaware Limited Liability Company Act and applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that:
(i)	the Notes, when (a) the Indenture has been duly executed and delivered by the parties thereto and (b) the Notes are duly executed and delivered by Cooper US and authenticated by the Trustee in accordance with the Indenture and paid for by the purchasers thereof, will constitute valid and binding obligations of Cooper US, enforceable against Cooper US in accordance with their terms, subject, as to the enforcement of remedies, to

Cooper Industries plc
December 7, 2010

bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
(ii)	The Guarantees, when (a) the Indenture has been duly executed and delivered by the parties thereto and (b) the Notes are duly executed and delivered by Cooper US and the Guarantors and authenticated by the Trustee in accordance with the Indenture and when the Notes have been delivered against payment therefor, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of Cooper Parent and Cooper US in connection with the matters addressed herein.
     We consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K that you will file on December 7, 2010 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP